Exhibit 99.1
Contact:
Andrew Burns
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

COLUMBIA SPORTSWEAR COMPANY
REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS; PROVIDES 2019 FINANCIAL OUTLOOK; ANNOUNCES $200 MILLION INCREASE IN STOCK REPURCHASE AUTHORIZATION

Throughout this press release, references to non-GAAP financial measures in fourth quarter 2018 exclude $18.3 million in net sales, gross profit and selling, general and administrative ("SG&A") expenses associated with adoption of Accounting Standards Codification - ASC 606 (hereinafter referred to as the “new revenue accounting standard” or "ASC 606"), $2.4 million in incremental income tax expense related to the Tax Cuts and Jobs Act (“TCJA”) and $1.7 million in Project CONNECT expenses and discrete costs ($1.3 million net of tax). References to non-GAAP financial measures in fourth quarter 2017 exclude $95.6 million in incremental income tax expense related to the TCJA and $6.3 million in Project CONNECT expenses and discrete costs ($3.9 million net of tax).

References to non-GAAP financial measures for full year 2018 exclude $41.0 million in net sales, gross profit and SG&A expenses associated with adoption of the new revenue accounting standard, $15.8 million in Project CONNECT program expenses and discrete costs ($12.0 million net of tax), $5.1 million in incremental income tax expense related to the TCJA and a $4.3 million benefit from a recovery in connection with an insurance claim ($3.3 million net of tax). References to non-GAAP financial measures for full year 2017 exclude $95.6 million in incremental income tax expense related to the TCJA and $14.9 million in Project CONNECT program expenses and discrete costs ($9.4 million net of tax).

Fourth Quarter and Full Year 2018 Highlights:

•	Fourth quarter net sales increased 18 percent (19 percent constant-currency) to a record $917.6 million.

•	Fourth quarter operating income increased 40 percent to a record $152.8 million, representing 16.6 percent of net sales.

•	Fourth quarter net income increased to a record $113.3 million, or a record $1.63 per diluted share, compared to a net loss of $7.1 million, or $(0.10) per share in fourth quarter 2017.

•	Full year net sales increased 14 percent (13 percent constant-currency) to a record $2,802.3 million.

•	Full year operating income increased 33 percent to a record $351.0 million, representing 12.5 percent of net sales.

•	Full year net income increased 155 percent to a record $268.3 million, or a record $3.81 per diluted share.

•	Inventories increased 14 percent to $521.8 million.

•	Cash, cash equivalents and short-term investments totaled $700.6 million at December 31, 2018.

•	The board of directors approved an additional $200 million share repurchase authorization and approved a regular quarterly dividend of $0.24 per share.

Fourth Quarter and Full Year 2018 Non-GAAP Highlights:

•	Non-GAAP fourth quarter net sales increased 16 percent (17 percent constant-currency) to $899.3 million.

•	Non-GAAP fourth quarter operating income increased 34 percent to $154.5 million, representing 17.2 percent of net sales.

•	Non-GAAP fourth quarter net income increased 27 percent to $116.9 million, or $1.68 per diluted share.

•	Non-GAAP full year net sales increased 12 percent (11 percent constant-currency) to $2,761.4 million.

•	Non-GAAP full year operating income increased 30 percent to $362.4 million, representing 13.1 percent of net sales.

•	Non-GAAP full year net income increased 34 percent to $282.0 million, or $4.01 per diluted share.

Full Year 2019 Financial Outlook Summary

Full Year 2019 Guidance (U.S. Dollar)
Commentary compared to:
	2019 Guidance	2018	2018 non-GAAP*
Net sales	$2.97 to $3.03 billion	6.0% to 8.0% growth
Gross margin	up to 50.2%	approximately 70 bps expansion
SG&A percent of net sales	38.0% to 38.2%	50 bps to 70 bps deleverage	90 bps to 110 bps deleverage
Operating margin	12.4% to 12.6%	10 bps contraction to 10 bps expansion	30 bps to 50 bps contraction
Operating income	$369 to $382 million
Effective income tax rate	approximately 22%
Net income	$297 to $307 million
Diluted earnings per share	$4.30 to $4.45

*Please note we have removed the impact of ASC 606 from 2018 non-GAAP measures to create a meaningful baseline to evaluate operating performance outlined in our 2019 guidance. Given ASC 606 was implemented in January 2018 and incorporated into results thereafter, this adjustment is not necessary for 2018 results to be comparable to 2019 guidance and future results. For more information, please refer to the "Reconciliation of GAAP to non-GAAP Updated Full Year 2019 Financial Outlook" table found in the "Supplemental Financial Information" section below.

PORTLAND, Ore. - February 7, 2019 - Columbia Sportswear Company (NASDAQ: COLM) today announced net sales of $917.6 million for the fourth quarter 2018, an increase of 18 percent (19 percent constant-currency), compared with net sales of $776.0 million for fourth quarter 2017. Non-GAAP fourth quarter 2018 net sales of $899.3 million increased 16 percent (17 percent constant-currency). Fourth quarter 2018 net income increased to $113.3 million, or $1.63 per diluted share, compared to fourth quarter 2017 net loss of $7.1 million, or $(0.10) per share. Non-GAAP fourth quarter 2018 net income increased 27 percent to $116.9 million, or $1.68 per diluted share, compared with non-GAAP fourth quarter 2017 net income of $92.4 million, or $1.31 per diluted share.

Full year 2018 net sales increased $336.2 million, or 14 percent (13 percent constant-currency), to $2,802.3 million, compared to $2,466.1 million in the prior year. Full year 2018 non-GAAP net sales increased $295.2 million, or 12 percent (11 percent constant-currency), to $2,761.4 million. Full year 2018 net income increased 155 percent to $268.3 million, or $3.81 per diluted share, compared to $105.1 million, or $1.49 per diluted share, in the prior year. Full year 2018 non-GAAP net income increased 34 percent to $282.0 million, or $4.01 per diluted share, compared to $210.1 million, or $2.98 per diluted share, in the prior year.

President and Chief Executive Officer Tim Boyle commented, “I'm extremely proud of the tremendous quarter and year that our teams have produced. We were able to deliver record fourth quarter and full year results that significantly exceeded our outlook, while at the same time making substantial investments in our strategic priorities including demand creation. I’d like to thank our over 7,800 global employees whose dedication and focus drove these spectacular results.”

“We have kicked off 2019 with a continued focus on connecting active people with their passions. Our business momentum is broad-based across our brand portfolio and geographic regions including growth in both wholesale and DTC distribution channels. We continue to project profitable growth for 2019, even though record 2018 financial performance creates challenging comparisons and we face increasing global economic uncertainty and unresolved trade issues. We believe our business momentum, financial benefits from Project CONNECT, as well as our strong balance sheet, with cash balances of over $700 million, will enable us to continue investing in our strategic priorities to:

•	drive brand awareness and sales growth through increased, focused demand creation investments;

•	enhance consumer experience and digital capabilities in all our channels and geographies;

•	expand and improve global direct-to-consumer operations with supporting processes and systems; and

•	invest in our people and optimize our organization across our portfolio of brands."

"We expect these investments will make us a more efficient and more profitable company and accelerate market share capture across our brand portfolio and geographic regions in order to sustain our long-term profitable growth strategy."

Fourth Quarter 2018 Financial Results
(All comparisons are between fourth quarter 2018 and fourth quarter 2017, unless otherwise noted).

Net Sales

For more information regarding net sales by geographies, brands, product categories and channels, please refer to the “Net Sales Growth” tables found in the "Supplemental Financial Information" section below.

Fourth quarter 2018 net sales increased 18 percent (19 percent constant-currency) to $917.6 million. Non-GAAP net sales increased 16 percent (17 percent constant-currency) to $899.3 million.

Geographies

•
United States ("U.S.") net sales increased 20 percent, attributable to low-20 percent growth in direct-to-consumer ("DTC") and high-teens percent growth in wholesale. The company operated 136 U.S. retail stores at December 31, 2018 compared with 129 at the same time last year.

•
Latin America Asia Pacific ("LAAP") net sales increased 16 percent (18 percent constant-currency) driven by the new revenue accounting standard as well as growth across Korea, Japan and China, partially offset by a decline in LAAP distributor net sales. LAAP non-GAAP net sales increased 4 percent (6 percent constant-currency).

•
Europe Middle East and Africa ("EMEA") net sales increased 12 percent (14 percent constant-currency), led by mid-teens percent Europe-direct growth and high-single-digit percent EMEA distributor net sales growth.

•	Canada net sales increased 21 percent (26 percent constant-currency), reflecting strong wholesale and DTC performance.

Brands

•	Columbia brand net sales increased 21 percent (22 percent constant-currency) to $727.8 million.

•	SOREL brand net sales increased 11 percent (12 percent constant-currency) to $126.9 million.

•	prAna brand net sales increased 21 percent to $36.7 million.

•	Mountain Hardwear brand net sales decreased 8 percent (7 percent decrease constant-currency) to $26.1 million.

Product Categories

•	Apparel, Accessories and Equipment net sales increased 19 percent (20 percent constant-currency) to $688.8 million.

•	Footwear net sales increased 16 percent (17 percent constant-currency) to $228.8 million.

Channels

•	DTC net sales increased 23 percent (24 percent constant-currency) to $467.0 million.

•	Wholesale net sales increased 14 percent (15 percent constant-currency) to $450.6 million.

Profitability

Fourth quarter 2018 operating income of $152.8 million, or 16.6 percent of net sales, increased 40 percent compared to operating income of $109.4 million, or 14.1 percent of net sales, in fourth quarter 2017. Non-GAAP fourth quarter 2018 operating income of $154.5 million, or 17.2 percent of net sales, increased 34 percent compared to non-GAAP operating income of $115.6 million, or 14.9 percent of net sales, in fourth quarter 2017.
Fourth quarter 2018 net income increased to $113.3 million, or $1.63 per diluted share, compared to a net loss of $7.1 million, or $(0.10) per share, in fourth quarter 2017. Non-GAAP fourth quarter 2018 net income of $116.9 million, or $1.68 per diluted share, increased 27 percent compared to non-GAAP net income of $92.4 million, or $1.31 per diluted share, in fourth quarter 2017.

Taxes

Fourth quarter 2018 income tax expense was $41.0 million, resulting in an effective income tax rate of 26.6 percent, compared to income tax expense of $116.5 million, or an effective income tax rate of 105.8 percent, in fourth quarter 2017. Our fourth quarter effective tax rate decreased compared to the prior year period primarily due to $95.6 million in incremental income tax expense related to the TCJA occurring in fourth quarter 2017 and a lower U.S. federal tax rate in 2018 due to the enactment of the TCJA.

Non-GAAP fourth quarter 2018 income tax expense was $39.0 million, resulting in an effective income tax rate of 25.0 percent, compared to non-GAAP income tax expense of $23.2 million, or an effective income tax rate of 20.0 percent, for the same period last year. Our non-GAAP fourth quarter effective tax rate increased primarily due to a discrete tax benefit recognized in fourth quarter 2017 that was partially offset by the reduction in the 2018 federal income tax rate.

Balance Sheet

At December 31, 2018, cash, cash equivalents and short-term investments totaled $700.6 million, compared to $768.1 million at December 31, 2017. In addition to cash, cash equivalents and short-term investments, the company had $14.0 million in restricted cash as of December 31, 2018, related to consideration placed in escrow as a portion of the funds needed to purchase the 40 percent non-controlling interest in the company's China joint venture. The company closed the buyout transaction on January 2, 2019.
Inventories increased 14 percent to $521.8 million at December 31, 2018 compared to $457.9 million at December 31, 2017, including a $27.2 million decrease due to a balance sheet reclassification of the estimated cost of inventory associated with sales returns into prepaid and other current assets under the new revenue accounting standard. Excluding the impact of this classification change, inventories increased 20 percent compared to December 31, 2017, largely due to the earlier timing of Spring 2019 inventory receipts.

Full Year Cash Flow, Share Repurchases and Dividends

During full year 2018, the company generated $289.6 million in operating cash flow, compared to $341.1 million in the prior year.

Capital expenditures totaled $65.6 million in 2018, compared to $53.4 million in the prior year.
During full year 2018, the company repurchased 2,349,036 shares of common stock for $201.6 million, or $85.82 per share, and paid dividends of $62.7 million to shareholders and $20.0 million in dividends to the non-controlling interest in our China joint venture.

In February 2019, the board of directors approved an additional $200 million share repurchase authorization. This is in addition to the approximately $130 million currently remaining available under the prior stock repurchase authorization. The share repurchase authorization does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

At its regular board meeting on January 25, 2019, the board of directors authorized a regular quarterly cash dividend of $0.24 per share, payable on March 18, 2019 to shareholders of record on March 7, 2019.

Full Year 2019 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our full year 2019 financial outlook assumes that current macroeconomic and market conditions in key markets do not worsen and that geopolitical tensions, including ongoing trade negotiations between the U.S. and China, do not deteriorate.

The company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are two of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC businesses, particularly during the fourth quarter.

We also face macroeconomic, competitive and geopolitical uncertainties as well as foreign currency exchange rate volatility in several major markets, making it more difficult for us to forecast our net sales and profitability.

Our full year 2019 outlook assumes that global regulatory, customs and tax policies remain largely unaltered for the balance of the year.

The company currently expects full year 2019 net sales of approximately $2.97 to $3.03 billion, representing 6.0 to 8.0 percent net sales growth, compared with full year 2018 net sales of $2.80 billion.

The company expects full year 2019 gross margin to improve by approximately 70 basis points (gross margin of approximately 50.2 percent) compared to full year 2018 gross margin of 49.5 percent.

The company expects SG&A expenses to increase at a rate faster than net sales, resulting in approximately 90 to 110 basis points of SG&A expense deleverage compared to non-GAAP full year 2018 SG&A expense. SG&A expense as a percent of net sales for full year 2019 is expected to be approximately 38.0 to 38.2 percent, compared to non-GAAP full year 2018 SG&A expense as a percent of net sales of 37.1 percent.

Based on the above assumptions, the company expects full year 2019 operating income between approximately $369 million and $382 million, resulting in operating margin between approximately 12.4 and 12.6 percent, compared to non-GAAP full year 2018 operating margin of 12.9 percent. Please note non-GAAP full year 2018 operating margin of 12.9 percent excludes the impact of the new revenue accounting standard which the company implemented in January 2018 and incorporated into results thereafter. This adjustment is not necessary for full year 2018 results to be comparable to full year 2019 guidance and future results. We remain confident in our ability to drive profitable sales growth while continuing to meaningfully invest in our strategic plan.

The company expects an estimated full-year effective income tax rate of approximately 22 percent. The tax rate may be affected by unanticipated impacts resulting from additional guidance about and application of the TCJA as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during 2019.

The company expects full year 2019 net income between approximately $297 million and $307 million, or diluted earnings per share between approximately $4.30 and $4.45. This guidance includes the benefit of no longer recording a non-controlling interest share of net income related to the China joint venture, which is now a wholly owned subsidiary. For reference, this non-controlling interest share of net income was $6.7 million in full year 2018. Guidance assumes an average diluted share count of 69 million shares for the full year. This share count guidance includes the planned benefit of our systematic share repurchase plan, which is designed to offset dilution from employee stock grants but excludes the benefit from any additional opportunistic share repurchases we may execute throughout the year.

CFO's Commentary on Fourth Quarter, Full Year 2018 Financial Results and 2019 Financial Outlook Available Online

At approximately 4:15 p.m. ET today, a commentary by Jim Swanson, Senior Vice President and Chief Financial Officer, reviewing the company's fourth quarter, full year 2018 financial results and 2019 financial outlook, will be furnished to the Securities and Exchange Commission (the "SEC") on Form 8-K and published on the Investor Relations section of the company's website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call at 5:00 p.m. ET today to review its fourth quarter, full year 2018 financial results and 2019 financial outlook. Dial (877) 407-9205 to participate. The call will also be webcast live on the Investor Relations section of the company's website at http://investor.columbia.com.

First Quarter 2019 Reporting Schedule

Columbia Sportswear Company plans to report first quarter 2019 financial results on Thursday, April 25, 2019 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's first quarter 2019 financial results will be furnished to the SEC on Form 8-K and published on the Investor Relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.investor.columbia.com.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

Additionally, this document includes references to certain other non-GAAP financial measures related to 2018 and 2017 that may exclude increased net sales and gross profit, and offsetting increased SG&A expenses, associated with the new revenue accounting standard, program expenses, discrete costs and associated tax effects related to Project CONNECT, TCJA-related income tax expense, and a recovery in connection with an insurance claim and related tax effects. The related tax effects of program expenses and discrete costs related to Project CONNECT and the insurance claim recovery benefit were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included below. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform (including the TCJA) as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year, share count, SG&A expenses, including deleverage, projected growth or decline in specific geographies, channels and brands, continued investment in our strategic priorities, and our ability to adapt our business and realize the anticipated benefits of our investments in our strategic priorities, including Project CONNECT. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively execute our business strategies, including initiatives to implement business process enhancements and information technology (“IT”) systems and investments in our DTC businesses; our ability to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; the seasonality of our business; trends affecting consumer spending, including changes in the level of consumer spending, and retail traffic patterns; unfavorable economic conditions generally, the financial health of our customers and retailer consolidation; higher than expected rates of order cancellations; changes affecting consumer demand and preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, unanticipated impacts resulting from additional guidance about and application of the TCJA, tariffs, international trade policy and geopolitical tensions, or increasing wage rates; our ability to attract and retain key personnel; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates, global credit market conditions and changes in global regulation and economic and political conditions; volatility in global production and transportation costs and capacity; our ability to effectively source and deliver our products to customers and consumers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them or at all; the effectiveness of our sales and marketing efforts; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; intense competition in the industry; our ability to establish and protect our intellectual property; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$437,825	$673,166
Restricted cash	13,970	—
Short-term investments	262,802	94,983
Accounts receivable, net(1)	449,382	364,862
Inventories(2)	521,827	457,927
Prepaid expenses and other current assets(2)	79,500	58,559
Total current assets	1,765,306	1,649,497
Property, plant, and equipment, net	291,596	281,394
Intangible assets, net	126,575	129,555
Goodwill	68,594	68,594
Deferred income taxes	78,155	56,804
Other non-current assets	38,495	27,058
Total assets	$2,368,721	$2,212,902
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	274,435	252,301
Accrued liabilities(1)	275,684	182,228
Income taxes payable	22,763	19,107
Total current liabilities	572,882	453,636
Other long-term liabilities	45,214	48,735
Income taxes payable	50,791	58,104
Deferred income taxes	9,521	168
Total liabilities	678,408	560,643
Equity:
Columbia Sportswear Company shareholders' equity	1,673,857	1,621,951
Non-controlling interest	16,456	30,308
Total equity	1,690,313	1,652,259
Total liabilities and equity	$2,368,721	$2,212,902
(1) As of January 1, 2018, the company adopted a new revenue accounting standard, Accounting Standards Codification Topic 606 (ASC 606), which requires wholesale sales returns reserves, estimated chargebacks and markdowns, and other provisions for customer refunds to be presented as accrued liabilities on the balance sheet rather than netted within accounts receivable. As such, the December 31, 2018 accounts receivable and accrued liabilities balances include a gross-up of $79,534 thousand reflecting this change.
(2) In conjunction with the adoption of ASC 606, the estimated cost of inventory associated with sales returns reserves is now presented within prepaid expenses and other current assets rather than Inventories. As a result, the December 31, 2018 balance sheet reflects a decrease of $27,236 thousand in inventories and a directly offsetting increase of $27,236 thousand in prepaid expenses and other current assets.

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$917,598	$776,041	$2,802,326	$2,466,105
Cost of sales	443,012	404,598	1,415,978	1,306,143
Gross profit	474,586	371,443	1,386,348	1,159,962
	51.7%	47.9%	49.5%	47.0%

Selling, general and administrative expenses	326,325	267,035	1,051,152	910,894
Net licensing income	4,507	4,954	15,786	13,901
Income from operations	152,768	109,362	350,982	262,969
Interest income, net	2,128	1,275	9,876	4,515
Interest expense on note payable to related party	—	—	—	(429)
Other non-operating expense, net	(513)	(524)	(141)	(321)
Income before income tax	154,383	110,113	360,717	266,734
Income tax expense	(41,034)	(116,469)	(85,769)	(154,419)
Net income (loss)	113,349	(6,356)	274,948	112,315
Net income attributable to non-controlling interest	89	716	6,692	7,192
Net income (loss) attributable to Columbia Sportswear Company	$113,260	$(7,072)	$268,256	$105,123

Earnings (losses) per share attributable to Columbia Sportswear Company:
Basic	$1.65	$(0.10)	$3.85	$1.51
Diluted	$1.63	$(0.10)	$3.81	$1.49
Weighted average shares outstanding:
Basic	68,780	69,940	69,614	69,759
Diluted	69,516	69,940	70,401	70,453

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$274,948	$112,315
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,230	59,945
Loss on disposal or impairment of property, plant, and equipment	4,208	1,927
Deferred income taxes	1,462	44,851
Stock-based compensation	14,291	11,286
Changes in operating assets and liabilities:
Accounts receivable	(25,601)	(24,197)
Inventories	(94,716)	46,662
Prepaid expenses and other current assets	(9,771)	(19,241)
Other assets	(12,421)	931
Accounts payable	19,384	30,568
Accrued liabilities	66,900	11,581
Income taxes payable	(3,958)	58,702
Other liabilities	(3,387)	5,798
Net cash provided by operating activities	289,569	341,128
Cash flows from investing activities:
Purchases of short-term investments	(518,755)	(130,993)
Sales of short-term investments	352,127	36,282
Capital expenditures	(65,622)	(53,352)
Proceeds from sale of property, plant, and equipment	19	279
Net cash used in investing activities	(232,231)	(147,784)
Cash flows from financing activities:
Proceeds from credit facilities	70,576	3,374
Repayments on credit facilities	(70,576)	(3,374)
Proceeds from issuance of common stock related to stock-based compensation	18,484	19,946
Tax payments related to stock-based compensation	(4,285)	(3,662)
Repurchase of common stock	(201,600)	(35,542)
Cash dividends paid	(62,664)	(50,909)
Cash dividends paid to non-controlling interest	(19,949)	—
Payment of related party note payable	—	(14,236)
Net cash used in financing activities	(270,014)	(84,403)
Net effect of exchange rate changes on cash	(8,695)	12,836
Net (decrease) increase in cash, cash equivalents and restricted cash	(221,371)	121,777
Cash, cash equivalents and restricted cash, beginning of period	673,166	551,389
Cash, cash equivalents and restricted cash, end of period	$451,795	$673,166
Supplemental disclosures of non-cash investing activities:
Capital expenditures incurred but not yet paid	$11,831	$3,188

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2018
	GAAP Measures (As Reported)	Adjust for Effects of ASC 606 (1)	Adjust for Project CONNECT Costs (2)	Adjust for Effects of the TCJA (3)	Non-GAAP Measures
Net sales	$917,598	$(18,318)	$—	$—	$899,280
Gross profit	474,586	(18,318)	—	—	456,268
Selling, general and administrative expenses	326,325	(18,318)	(1,698)	—	306,309
Income from operations	152,768	—	1,698	—	154,466
Income tax expense	(41,034)	—	(404)	2,392	(39,046)
Net income attributable to Columbia Sportswear Company	$113,260	$—	$1,294	$2,392	$116,946
Earnings per share attributable to Columbia Sportswear Company:
Diluted	$1.63				$1.68
(1) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As such, the company's non-GAAP measures exclude the resulting revenue gross-up and offsetting increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to full year 2017.
(2) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to the company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(3) Amounts reflect an incremental provisional TCJA-related tax expense, primarily driven by refinement in the calculation of withholding taxes on our deferred tax liabilities, which drove further refinement of the company's provisional estimates that were recorded in fourth quarter 2017.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended December 31, 2018
	GAAP Measures (As Reported)	Adjust for Effects of ASC 606 (1)	Adjust for Project CONNECT Costs (2)	Adjust for Effects of the TCJA (3)	Adjust for Effects of Insurance Recovery (4)	Non-GAAP Measures
Net sales	$2,802,326	$(40,975)	$—	$—	$—	$2,761,351
Gross profit	1,386,348	(40,975)	—	—	—	1,345,373
Selling, general and administrative expenses	1,051,152	(40,975)	(15,766)	—	4,317	998,728
Income from operations	350,982	—	15,766	—	(4,317)	362,431
Income tax expense	(85,769)	—	(3,752)	5,064	1,027	(83,430)
Net income attributable to Columbia Sportswear Company	$268,256	$—	$12,014	$5,064	$(3,290)	$282,044
Earnings per share attributable to Columbia Sportswear Company:
Diluted	$3.81					$4.01

(1) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As such, the company's non-GAAP measures exclude the resulting revenue gross-up and offsetting increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to full year 2017.
(2) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to the company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(3) Amounts reflect an incremental provisional TCJA-related tax expense, primarily driven by refinement in the calculation of withholding taxes on our deferred tax liabilities, which drove further refinement of the company's provisional estimates that were recorded in fourth quarter 2017.
(4) Amounts reflect a benefit from a recovery in connection with an insurance claim received in third quarter 2018 that the company believes is incremental to the company's ongoing operations.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of the TCJA (2)	Non-GAAP Measures
Selling, general and administrative expenses	$267,035	$(6,265)	$—	$260,770
Income from operations	109,362	6,265	—	115,627
Income tax expense	(116,469)	(2,380)	95,611	(23,238)
Net income attributable to Columbia Sportswear Company	$(7,072)	$3,885	$95,611	$92,424
Earnings per share attributable to Columbia Sportswear Company:
Basic	$(0.10)			$1.32
Diluted	$(0.10)			$1.31
Weighted average shares outstanding:
Basic	69,940			69,940
Diluted	69,940			70,594

	Twelve Months Ended December 31, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of the TCJA (2)	Non-GAAP Measures
Selling, general and administrative expenses	$910,894	$(14,878)	$—	$896,016
Income from operations	262,969	14,878	—	277,847
Income tax expense	(154,419)	(5,505)	95,611	(64,313)
Net income attributable to Columbia Sportswear Company	$105,123	$9,373	$95,611	$210,107
Earnings per share attributable to Columbia Sportswear Company:
Diluted	$1.49			$2.98
(1) Amounts reflect professional fees and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) Amounts reflect a incremental provisional income tax expense of $95.6 million recorded during the fourth quarter of 2017 in connection with the TCJA.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended December 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2018	Translation	2018(1)	2017	% Change	% Change(1)
Geographical Net Sales:
United States	$589.3	$—	$589.3	$492.6	20%	20%
LAAP(2)	179.3	2.9	182.2	154.3	16%	18%
EMEA	93.7	1.6	95.3	83.5	12%	14%
Canada	55.3	2.1	57.4	45.6	21%	26%
Total	$917.6	$6.6	$924.2	$776.0	18%	19%

Brand Net Sales:
Columbia	$727.8	$5.2	$733.0	$602.4	21%	22%
SOREL	126.9	1.2	128.1	113.9	11%	12%
prAna	36.7	—	36.7	30.4	21%	21%
Mountain Hardwear	26.1	0.2	26.3	28.4	(8)%	(7)%
Other	0.1	—	0.1	0.9	(89)%	(89)%
Total	$917.6	$6.6	$924.2	$776.0	18%	19%

Product Category Net Sales:
Apparel, Accessories and Equipment	$688.8	$4.4	$693.2	$578.3	19%	20%
Footwear	228.8	2.2	231.0	197.7	16%	17%
Total	$917.6	$6.6	$924.2	$776.0	18%	19%

Channel Net Sales:
Wholesale	$450.6	$3.3	$453.9	$395.7	14%	15%
DTC	467.0	3.3	470.3	380.3	23%	24%
Total	$917.6	$6.6	$924.2	$776.0	18%	19%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.
(2) Net sales within the LAAP region decreased 16% (18% constant-currency) on a reported basis and increased 4% (6% constant-currency) on a non-GAAP basis, excluding $18.3 million related to the gross-up associated with the new revenue accounting standard.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Twelve Months Ended December 31,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2018	Translation	2018(1)	2017	% Change	% Change(1)
Geographical Net Sales:
United States	$1,728.5	$—	$1,728.5	$1,520.0	14%	14%
LAAP(2)	530.1	(7.6)	522.5	475.1	12%	10%
EMEA	350.8	(9.2)	341.6	293.7	19%	16%
Canada	192.9	2.1	195.0	177.3	9%	10%
Total	$2,802.3	$(14.7)	$2,787.6	$2,466.1	14%	13%

Brand Net Sales:
Columbia	$2,292.3	$(15.0)	$2,277.3	$1,990.3	15%	14%
SOREL	260.3	1.0	261.3	228.8	14%	14%
prAna	157.0	—	157.0	140.9	11%	11%
Mountain Hardwear	89.5	(0.5)	89.0	101.6	(12)%	(12)%
Other	3.2	(0.2)	3.0	4.5	(29)%	(33)%
Total	$2,802.3	$(14.7)	$2,787.6	$2,466.1	14%	13%

Product Category Net Sales:
Apparel, Accessories and Equipment	$2,191.0	$(10.2)	$2,180.8	$1,928.0	14%	13%
Footwear	611.3	(4.5)	606.8	538.1	14%	13%
Total	$2,802.3	$(14.7)	$2,787.6	$2,466.1	14%	13%

Channel Net Sales:
Wholesale	$1,612.0	$(9.1)	$1,602.9	$1,488.0	8%	8%
DTC	1,190.3	(5.6)	1,184.7	978.1	22%	21%
Total	$2,802.3	$(14.7)	$2,787.6	$2,466.1	14%	13%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.
(2) Net sales within the LAAP region increased 12% (10% constant-currency) and increased 3% (2% constant-currency) on a non-GAAP basis, excluding $41.0 million related to the gross-up associated with the new revenue accounting standard.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Updated Full Year 2019 Financial Outlook
(Unaudited)

	Twelve Months Ended December 31, 2018					2019 Guidance
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs(1)	Adjust for Effects of the TCJA (2)	Adjust for Effects of Insurance Recovery (3)	Non-GAAP Measures		Commentary compared to:
(In thousands, except per share amounts)						2019 Guidance	2018	2018 non-GAAP(4)
Net sales	$2,802,326	$—	$—	$—	$2,802,326	$2.97 to $3.03 billion	6.0% to 8.0% growth
Gross profit	1,386,348	—	—	—	1,386,348	gross margin of approximately 50.2%	approximately 70 bps expansion
Selling, general and administrative expenses	1,051,152	(15,766)	—	4,317	1,039,703	38.0% to 38.2% percent of net sales	50 bps to 70 bps deleverage	90 bps to 110 bps deleverage
Income from operations	350,982	15,766	—	(4,317)	362,431	$369 to $382 million
Operating Margin						12.4% to 12.6%	10 bps contraction to 10 bps expansion	30 bps to 50 bps operating margin contraction
Income tax expense	(85,769)	(3,752)	5,064	1,027	(83,430)	approximately 22%
Net income attributable to non-controlling interest	6,692	—	—	—	6,692	$0 million
Net income attributable to Columbia Sportswear Company	$268,256	$12,014	$5,064	$(3,290)	$282,044	$297 to $307 million
Earnings per share attributable to Columbia Sportswear Company:
Diluted	$3.81				$4.01	$4.30 to $4.45
(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) For full year 2018, we incurred $5.1 million in incremental income tax expense related to the TCJA.
(3) Amounts reflect a benefit from a recovery in connection with an insurance claim received in third quarter 2018 that the company believes is incremental to the company's ongoing operations.
(4) We have removed the impact of ASC 606 from 2018 non-GAAP results to create a meaningful baseline to evaluate operating performance outlined in our 2019 guidance. Given ASC 606 was implemented in January 2018 and incorporated into results thereafter, this adjustment is not necessary for 2018 results to be comparable to 2019 guidance and future results.